Exhibit 5.0 and 23.1

NORMAN T. REYNOLDS LAW FIRM
______ NORMAN T. REYNOLDS nreynolds@ntrlawfirm.com Delivery Address: 3262 Westheimer Road Suite 234 Houston, Texas 77098	P.O. BOX 131326 HOUSTON, TEXAS 77219-1326 (713) 503-9411 TELECOPIER (713) 621-0230

January 8, 2010

San West, Inc.

10350 Mission Gorge Road

Santee, California 92071

Gentlemen:

You have requested our opinion, as counsel for San West, Inc., a California corporation (the "Company"), in connection with the post-effective registration statement amendment no. 1 on Form S-1 (the "Registration Statement"), under the Securities Act of 1933 (the "Act"), filed by the Company with the Securities and Exchange Commission.

The Registration Statement relates to an offering of 8,500,000 shares of the Company’s common stock.

We have examined such records and documents and made such examination of laws as we have deemed relevant in connection with this opinion.  It is our opinion that the shares of common stock to be sold by the selling shareholder, when issued, will have been duly authorized and legally issued, fully paid and non-assessable.

We express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this letter, (a) the internal laws of the State of California (based solely upon our review of a standard compilation thereof); and (b) the federal laws of the United States.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

NORMAN T. REYNOLDS LAW FIRM

/s/  Norman T. Reynolds